Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

November 11, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ameri Metro, Inc.

York, Pennsylvania

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Ameri Metro, Inc. of our report dated November 4, 2013, relating to the financial statements of Ameri Metro, Inc., as of and for the year ended July 31, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan